Exhibit 10.6

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (the “Agreement”) effective this 5th day of August, 2015 (the “Effective Date”), is made and entered into by and between Adaptive Biotechnologies Corporation, a Washington corporation having a business address at 1551 Eastlake Avenue East, Suite 200 Seattle, WA 98102, on behalf of itself and its subsidiaries (together with its subsidiaries, “Client”), and ZS Associates, Inc. (“Contractor”), an Illinois corporation having a business address at 400 South El Camino Real, Suite 1500, San Mateo, CA 94402, USA. Client and Contractor may each be referred to individually as a “Party” and collectively as the “Parties”.

WHEREAS, Contractor has certain skills and knowledge and as such, is well suited to perform services for Client as further set forth herein; and

WHEREAS, Client desires that Contractor perform certain services for Client and Contractor desires to provide such services to Client.

NOW THEREFORE, in consideration of the mutual obligations specified in this Agreement, the Parties agree to the following:

1.    Services Engagement. Client hereby engages and Contractor accepts such engagement to perform the Services as specified from time to time on work orders in a form substantially similar to that attached hereto as Appendix A and signed by both Parties (each a “Work Order”).

a.    Services. Subject to other terms of this Agreement, Contractor shall provide services (“Services”) in connection with one or more projects (each a “Project and collectively, the “Projects”) as detailed in a Work Order document during the Term of this Agreement. Each Work Order shall set forth, at a minimum, (a) the specific project, meeting or other services to be performed or provided by Contractor, (b) the deliverables to be provided to Client in connection therewith, (c) the timeline for project milestones, (d) the term during which the Services will be provided (the “Project Term”), (e) a budget and (f) a payment schedule. To the extent that a project involves the provision of fees or benefits to a health care professional (“HCP”), the Work Order shall include a summary of approved (i) fair market-based participant fees and/or expenses (if any); and (ii) HCP contract template to be used with participants. Each Work Order shall include an express reference to this Agreement and shall be signed by authorized representatives of Contractor and Client. In the event of a conflict between this Agreement and any Work Order, the terms of this Agreement shall govern, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. Any changes in the general scope of a Project, whether initiated by Client or Contractor, must be made in writing and accepted by the Parties, If the Parties believe that an adjustment to compensation or any scheduled completion dates is justified as a result of a significant change, the Parties will negotiate in good faith and agree to an adjustment to the Work Order (a “Change Order”), Each Change Order shall detail the agreed changes to the applicable task, responsibility, duty, pricing, time line or other matter, The Change Order will become effective upon the execution of the Change Order by both Parties, and shall be made part of this Agreement and the applicable Work Order. Contractor shall not incur any costs or modify its performance of the Services based on the modifications set forth in a Change Order unless and until such Change Order is executed by the Parties or Client has otherwise authorized Contractor to begin performing the modified Services.

The Services performed under this Agreement shall be performed by employees or consultants provided by Contractor. Contractor understands and agrees that it is required to perform the Services (and any changes to the Services) with professional skill and care in the orderly progress of the Services. Affiliates of Client and Contractor may adopt this Agreement by entering into Work Orders under the Agreement. In such cases, all references in this Agreement to Client or Contractor, respectively, shall be deemed to be to the applicable affiliate of Client or Contractor, respectively.

b.    Performance and Time Commitment. Contractor shall render the Services at such times and for the duration as may be set forth in a Work Order.

c.    Professional Standards. The manner and means used by Contractor to perform the Services desired by Client are at the sole discretion and control of Contractor. Contractor’s Services, and the result thereof, will be performed with and be the product of a high degree of professional skill and expertise and in conformance with all applicable federal and state laws, rules, regulations and guidelines (“Applicable Laws”). If, for any reason, Contractor personnel performing Services under this Agreement fail or are unable to perform the Services required hereunder to Client’s reasonable satisfaction, Client shall provide Contractor with written notice setting forth the nature and extent of Client’s issue and Contractor shall remove the personnel from Client’s Project as soon as reasonably possible and shall replace the personnel with another personnel of equivalent experience and qualifications,

d.    Independent Contractor Status. It is understood and agreed that Contractor is an independent contractor, is not an agent or employee of Client, and is not authorized to act on behalf of Client. Contractor agrees not to hold out as, or give any person any reason to believe that Contractor is, an employee, agent, joint venture or partner of Client. Contractor will not be eligible for any employee benefits, nor will Client make deductions from any amounts payable to Contractor of taxes or insurance. All payroll and employment taxes, insurance, and benefits shall be the sole responsibility of Contractor. Contractor retains the right to provide services for others during the term of this Agreement.

2.    Compensation. As compensation for Contractor’s Services and the discharge of all Contractor’s obligations hereunder, Client shall pay Contractor fees in the amount and according to the schedule agreed upon by the Parties and as stated in the applicable Work Order. Amounts outlined in the applicable Work Order will not be adjusted without prior written approval of Client through a Change Order. Pass-through expenses exceeding specific amounts that may be set forth in a Work Order will not be adjusted without prior written approval of Client.

During the term of this Agreement, Contractor will invoice Client in accordance with the compensation or payment provisions set forth in Work Order using an invoice format to be mutually agreed upon by the Parties. Client shall pay each invoice within thirty (30) days of the date of the invoice. If an undisputed invoice is not paid within thirty (30) days of the date of the invoice, Contractor may impose a finance charge of 1.0% monthly, applied to the outstanding balance due. If any portion of an invoice is disputed, then Client shall pay the undisputed amounts as set forth in the preceding sentence and shall provide Contractor with written notice setting forth the basis of the disputed invoice. The Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. If it is ultimately determined that the disputed amount should not have been paid by Client, Contractor shall refund the amount being due to Client.

3.    Expenses. Client shall reimburse Contractor for all reasonable expenses actually incurred by Contractor in performing the Services, including shipping, postage, federal express, supplies, copying and other printing as long as such expenses are reasonable and necessary and are set forth in a Work Order. Contractor shall maintain adequate books and records relating to any expenses to be reimbursed and shall submit requests for reimbursement in a timely manner.

In addition to Contractor compensation, Contractor shall, in accordance with the provisions set forth herein, be entitled to reimbursements for approved travel and other related expenses reasonably and properly incurred by Contractor in connection with Contractor’s performance of the Services (the “Reimbursable Expenses”). Reimbursable Expenses may not include any increased mark-up, burden, or uplift. No expenses beyond those specified in the applicable Work Order and within the approved budget stated therein shall be incurred without the Client’s prior written approval. All requests for reimbursement for expenses shall be set forth in an invoice.

Invoices for direct Contractor expenses are not required to include a breakdown of fees by person, copies of receipts of expenses nor an itemization of individual time records or expense items. Documentation of expenses will be retained by Contractor and made available for inspection at Contractor’s offices upon request during normal business hours. Invoices shall be sent to the following: Adaptive Biotechnologies Corporation, Attn: Accounts Payable, 1551 Eastlake Avenue East, Suite 200, Seattle, WA 98102. Soft copies of invoices may be submitted to: ap@adaptivebiotech.com.

4.    Maintaining Confidential Information.

a.    Client Information. During the term of this Agreement, each Party (a “Receiving Party”) may receive or otherwise be exposed to confidential and proprietary information relating to the other Party’s (the “Disclosing Party”) technology, know-how, software and tools, data, inventions, developments, plans, templates, forecasts, business practices or finances, clinical trials, chemical synthesis, methods of purification, compositions of matter and uses thereof, strategies, pricing, analytical techniques, methodologies and processes utilized to provide the Services. Such confidential and proprietary information (collectively referred to as “Confidential Information”) includes, but is not limited to, (i) confidential and proprietary information supplied by the Disclosing Party to the Receiving Party (including, but not limited to, those marked with the legend “Client Confidential”, “Contractor Confidential” or equivalent), (ii) the Disclosing Party’s marketing and customer support strategies, financial information (including sales, costs, profits and pricing methods), internal organization, employee information, and customer lists, (iii) the technology owned by or licensed to the Disclosing Party, including discoveries, inventions, research and development efforts, chemical synthesis, methods of purification, compositions of matter and uses thereof, data, software, trade secrets, processes, samples, media and/or cell lines (and procedures and formulations for producing any such samples, media and/or cell lines), vectors, viruses, assays, plasmids, formulas, methods, product and know-how and show-how, (iv) all derivatives, improvements, additions, modifications, and enhancements to any of the above, including any such information or material created or developed by Contractor under this Agreement, if derived from the Confidential Information and (v) information of third parties as to which the Disclosing Party has an obligation of confidentiality (provided Disclosing Party notifies Receiving Party of same).

The term “Confidential Information” shall not be deemed to include information which can be demonstrated by competent written proof (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available, (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its records, (c) is hereafter furnished to the Receiving Party by a third party, as a matter of right without restriction on disclosure, (d) was independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, and Receiving Party has documentation of such independent development, or (e) is the subject of a written permission to disclose provided by the Disclosing Party.

Receiving Party acknowledges the confidential and secret character of Disclosing Party’s Confidential Information and agrees that such Confidential Information is the sole, exclusive and extremely valuable property of the Disclosing Party. Accordingly, Receiving Party agrees not to reproduce any of the Confidential Information without the applicable prior written consent of the Disclosing Party, not to use such Confidential Information except in the performance of this Agreement, and not to disclose all or any part of the Confidential Information in any form to any third party except to its employees, affiliates, and contractors that are not competitors of the Disclosing Party, either during the term of this Agreement and after the termination or expiration of this Agreement for such time as the Confidential Information remains confidential and/or proprietary. Upon Disclosing Party’s request and expense, Receiving Party agrees to cease using and return to the Disclosing Party all whole and partial copies and derivatives of the Disclosing Party’s Confidential Information, whether in its possession or under its direct or indirect control, except copies that are legally required to be maintained. The Receiving Party shall be permitted to keep a limited number of backup copies as have been automatically created and archived by the Receiving Party’s standard backup processes and systems for information security purposes, provided however that any such backup copies shall always be subject to confidentiality obligations set forth hereunder.

Notwithstanding any other provision of this Agreement, disclosure of the Confidential Information will not be precluded if such disclosure is in response to a valid order of a court or other governmental body of the United States; provided, however, that the Receiving Party shall give the Disclosing Party sufficient advance written notice to enable the Disclosing Party to seek a protective order or other remedy to protect such Confidential Information, and provided further that the Receiving Party may disclose only the minimum Confidential Information required to be disclosed, whether or not a protective order or other remedy is in place. If the Disclosing Party is, but the Receiving Party is not, a party to or subject of the judicial or administrative action that gives rise to such disclosure requirement, then the costs of any efforts by the Receiving Party to limit disclosure and of any subsequent production shall be borne by the Disclosing Party.

b.    Other Employer Information. Contractor will not, during Contractor’s engagement with Client, improperly use or disclose any proprietary information or trade secrets of Contractor’s former or current employers or companies (without consent), if any, and Contractor will not bring onto the premises of Client any unpublished documents or any property belonging to Contractor’s former or concurrent clients unless consented to in writing by said clients.

c.    Third Party Information. Each Party recognizes that the other Party has received and in the future will receive confidential or proprietary information from third parties and is subject to a duty to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Each Party agrees that it owes the other Party and such third parties, both during the term of Contractor’s engagement and thereafter, a duty to hold all such confidential or proprietary information in confidence in accordance with the terms hereof and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Party’s agreement with such third party) or use it for the benefit of anyone other than the Party receiving such confidential or proprietary information from the third party or such third party.

5.    Services Product.

a.    Disclosure of Inventions. Contractor shall disclose to Client any and all ideas, improvements, inventions, techniques and works of authorship learned, conceived or developed by Contractor, specifically and directly related to Contractor’s Services for Client during Contractor’ retention hereunder and which are specifically identified as deliverables in the Work Order but excluding any Contractor Materials, except in those circumstances where the Word Order indicates that the deliverables will be licensed separately (the “Services Product”). Contractor’ obligation to disclose Services Product shall be satisfied by Contractor providing Client with any deliverable required pursuant to a Work Order.

b.    Services Product Assigned to Client. Subject to Section 5(d) below, Contractor agrees that any and all Services Product(s) shall be the sole and exclusive property of Client. Upon payment of the applicable fees and expenses, Contractor shall assign to Client all Contractor’s rights, title and interests in and to any and all Services Product(s).

c.    Obtaining Intellectual Property Protection. Contractor agrees to assist Client in every proper way to obtain and enforce United States and Foreign proprietary rights relating to the Services Product in any and all countries as reasonably requested by Client. To that end, at Client’s expense, Contractor agrees to execute, verify and deliver such documents and perform such other acts as Client may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such proprietary rights and the assignment thereof. In addition, Contractor agrees to execute, verify and deliver assignments of such proprietary rights to Client or its designee. Contractor’s obligations to assist Client with respect to proprietary rights in any and all countries shall continue beyond the termination of Contractor’s engagement, but Client shall compensate Contractor for all costs and fees incurred (including but not limited to reasonable attorney fees) for the time actually spent and costs incurred by Contractor at Client’s request on such assistance.

d.    Notwithstanding anything to the contrary set forth herein, to the extent any Services Product includes Contractor’s concepts, ideas, models, know-how, software, methodologies, technology, techniques, procedures, survey questions, Contractor benchmarking studies and data, management tools, workshops, manuals, macros, data files, inventions, templates, and other intellectual capital and property rights therein that Contractor has used, developed, created or acquired (including the right to license third party software to its clients) prior to, or independent of, performing Services under this Agreement and any Work Order hereunder or in the course of providing such Services unless specifically identified as a deliverable in the applicable Work Order, and does not contain Client’s Confidential Information (the “Contractor Materials”), Contractor shall retain exclusive ownership in such Contractor Materials. Upon payment of the applicable invoice, Contractor hereby grants Client a limited, non-exclusive, non-transferable (except to affiliates or successors), perpetual, royalty-free, worldwide, irrevocable license for it to use the Contractor Materials solely in connection with its use of the Services Product created by Contractor in connection with the Services.

6.    Term/Termination/Expiration. Either Party may terminate this Agreement or any applicable Work Order at any time by giving the other Party at least thirty (30) days prior written notice. Either Party may terminate this Agreement immediately upon written notice to the other Party if: (a) the other Party commits a material breach of this Agreement, which is not cured within thirty (30) days of receipt of notice of the breach, or (b) immediately upon written notice if the other Party becomes insolvent, is dissolved or liquidated, makes general assignment for the benefit of its creditors, files or has filed against it a petition for bankruptcy, or has a receiver appointed for a substantial part of its assets. Contractor may also terminate this Agreement (and any Work Order) if any undisputed payment to Contractor by Client is not made when due and such payment is not made within thirty (30) days from the date of written notice from Contractor to Client of such nonpayment.

This Agreement shall expire two (2) years after the Effective Date or, if later, concurrently with the latest termination effective date or expiration date of any applicable Work Order, Sections 4 and 5 of this Agreement shall survive any termination of this Agreement, Upon termination or expiration of this Agreement or an applicable Work Order, all unpaid charges for Services rendered, expenses incurred or advanced through the termination or expiration date and reasonable non-cancelable obligations incurred for the Services by Contractor to the termination or expiration date shall be paid by Client within thirty (30) days. Any amounts prepaid by Client for Services not yet rendered or expenses not yet incurred prior to the termination or expiration date shall be refunded by Contractor to Client within thirty (30) days of the termination or expiration date. Upon either Party’s request and expense on termination or expiration, each Party shall return to the other Party all Confidential Information and materials from the other Party in its possession, subject to Section 4(a), and Contractor shall provide any completed Services Product to Client.

7.    Audits. Client shall have the right once per calendar year during normal business hours, with reasonable prior advance written notification to Contractor, to audit Contractor’s books and records as they directly pertain to the Services. Contractor shall maintain all records and accounts pertaining to the Services performed for a period of one (1) year after final payment by Client of Contractor’s invoice. All records and accounts relating to financial matters shall be kept in reasonable condition consistent with the practices of similar companies similarly situated. Client shall be solely responsible for all costs and fees associated with audits conducted pursuant to this Section 7. Such audit will be subject to Contractor’s obligations of confidentiality to its employees and other clients, shall not unreasonably interfere with Contractor’s business activities, and if performed by a third party, shall be subject to such auditor entering into an appropriate confidentiality agreement with Contractor and shall not be performed by a competitor of Contractor.

8.    Subcontractors. Except as may be otherwise set forth in a Work Order, Contractor may subcontract any of the services to be performed by it under this Agreement with Client’s prior written consent (which consent shall not be unreasonably withheld or delayed), provided however that Contractor shall be permitted to utilize employees of its affiliates and temporary personnel to provide services without obtaining prior consent of Client. Identification of a subcontractor relationship in a Work Order executed by both parties shall constitute approval of use of the subcontractors. If Client does so consent, Contractor shall remain liable for the performance of any of its obligations hereunder that it delegates to a subcontractor.

9.    Compliance With Applicable Laws. Contractor warrants that all material supplied and Services performed under this Agreement complies with or will comply with Applicable Laws, including, but not limited to, all applicable privacy and data protection laws. Contractor shall protect as required by applicable law any data that may become accessible to Contractor when performing the Services against disclosure to any unauthorized third party and shall use data only for the provision of its Services hereunder and for no other purpose. Contractor shall report to Client any breach of the requirements under this paragraph that it identifies. Client warrants that it shall use any deliverable provided by Contractor pursuant to a Work Order only in accordance with and for purposes that comply with all Applicable Laws, Each Party further warrants that neither it nor any of its officers, directors, employees, or agents is presently debarred pursuant to the Federal Food, Drug, and Cosmetic Act and, to the best of such Party’s knowledge, neither it nor any of its officers, directors, employees, or agents is presently under investigation by the United States Food & Drug Administration for any debarment action pursuant to the Federal Food, Drug, and Cosmetic Act. Each Party shall notify the other Party within a reasonable period of time after such Party receives any inquiry or learns of the commencement of any such proceeding regarding such Party or any of its officers, directors, employees, or agents.

10.    Representation/Warranty.

a.    Contractor represents and warrants that none of the Services and/or materials provided under this Agreement infringes the intellectual property rights of a third party, or, if so, that Contractor has the appropriate license to use such intellectual property as related to Services and/or materials as required to carry out its obligations under this Agreement. Further, Contractor represents and warrants that it is properly licensed, qualified, equipped, organized and financed to perform the Services and will do so in compliance with all applicable laws and regulations, and that Contractor’s performance of the Services and compliance with this Agreement do not breach or conflict with any other agreement, whether written or oral, entered into by Contractor. Contractor warrants that the person signing this Agreement on behalf of Contractor has the power and authority to execute this Agreement.

b.    Client represents and warrants as follows:

i.    Client materials. Client owns or has all necessary lawful authority to use the trademarks used by Client in its products and in furtherance of marketing and selling its products. Client represents and warrants that none of the materials provided under this Agreement to Contractor infringes the intellectual property rights of a third party, or, if so, that Client has the appropriate license to use such intellectual property as related to the materials as required for either Party to carry out its obligations under this Agreement. If Client provides any data or information to Contractor that includes any third party data or information, Client hereby represents and warrants that it is authorized to provide Contractor with such data and information for use in connection with the applicable Work Order. Further, Client represents and warrants that Client’s performance of its obligations under, and compliance with, this Agreement do not breach or conflict with any other agreement, whether written or oral, entered into by Client. Client warrants that the person signing this Agreement on behalf of Client has the power and authority to execute this Agreement

ii.    Compliance with Laws. Client shall ensure all materials, documentation and information provided by it to Contractor are in compliance with all Applicable Laws.

iii.    Client shall cooperate with Contractor in Contractor’s performance of Services hereunder and shall be responsible for the performance of Client’s personnel and agents. The decision to implement any or all of Contractor’s recommendations shall be the responsibility of Client. Client shall be responsible for the accuracy and completeness of all data and other information it provides to Contractor.

11.    Indemnification.

Indemnification by Contractor. Contractor agrees to indemnify, defend and hold harmless Client, its officers, directors, or employees, or agents from and against any and all third party liability, damages, loss or expense (including reasonable attorneys’ fees and expenses of litigation) (collectively “Losses”) to the extent caused by: (i) a material breach of Contractor’s obligation to provide Services in accordance with this Agreement, or (ii) a claim by a third party that alleges that Contractor’s Services, Services Product or material infringes a third party intellectual property right; (iii) Contractor’s grossly negligent acts or omissions relating to its obligations hereunder, or (iv) Contractor’s willful misconduct or material breach of any representation, warranty or obligation hereunder, except to the extent such Losses arise out of the negligence or willful misconduct by Client. All indemnification rights described in this provision are expressly conditioned upon Client giving to Contractor prompt and timely notice of the claim for which indemnification is sought, sole authority to conduct the defense of the claim (including, without limitation, choice of legal counsel and settlement authority), though Contractor will not settle any claims requiring admission of fault or contribution by Client without the consent of Contractor, and all rights under counterclaims and defenses accruing to Client. In the event an infringement claim arises as a result of Client’s use of deliverables provided by Contractor under an applicable Work Order, or if Contractor reasonably believes that such a claim is likely to be made, Contractor, at its option and in lieu of indemnification, may: (i) modify the applicable deliverables so that they become non-infringing but still comply with the applicable specifications set forth in the Work Order; or (ii) replace the applicable deliverable with non-infringing functional equivalents; or (iii) obtain for Client the right to use such deliverable upon commercially reasonable terms at Contractor’s sole expense; or only if the three preceding remedies prove impractical or commercially impracticable, then (iv) remove the infringing or violating deliverables and refund to Client the fees paid for such deliverables that are the subject of such a claim less 20% for each year Client has had the use of such deliverables. Contractor shall have no obligation under this section or other liability for any infringement or misappropriation claim resulting or alleged to result from. (1) use of the deliverables in combination with any equipment or software not approved for use by Contractor; (ii) any claim arising from any instruction, information, design or other materials furnished by Client to Contractor hereunder; or (iii) Client continuing the allegedly infringing activity after being notified thereof or after being informed and provided with modifications that would have avoided the alleged infringement.

Indemnification by Client. Client agrees to indemnify, defend and hold harmless Contractor, its officers, directors, employees, or agents from and against any Losses arising out of: (i) a claim by a third party that alleges that information or material provided by Client infringes a third party’s intellectual property right, (ii) Client’s negligent acts or omissions relating to its obligations hereunder, or (iii) Client’s willful misconduct or breach of any representation, warranty or obligation hereunder, except to the extent such Losses arise out of the negligence or willful misconduct of Contractor.

12.    Limitation of Liability. IN NO EVENT SHALL EITHER PARTY, ITS DIRECTORS, OFFICERS, EMPLOYEES, AFFILIATES OR REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT_ EACH PARTY DISCLAIMS ANY AND ALL OTHER WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE. FOR CLARIFICATION, THIS LIMITATION SHALL NOT APPLY TO THE PARTIES INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTIONS 11 OR 12 ABOVE. Client and Contractor agree that, to the fullest extent permitted by law, each party’s liability to the other for any and all claims, losses, costs, damages of any nature whatsoever or claims expenses, including attorneys’ fees, arising out of the Services, the Services Product, or this Agreement, shall be limited to two times (2x) the amount of professional fees paid or payable in connection with the Services giving rise to the claim.

13.    Legal and Equitable Remedies. Each Party hereby acknowledges and agrees that in the event of any actual or threatened disclosure of Confidential Information or Services Product without the prior express written consent of the other Party, each Party will suffer an irreparable injury, such that no remedy at law will afford it adequate protection against, or appropriate compensation for, such injury. Accordingly, the Parties hereby agree that each Party, in addition to any other remedies available to it at law or in equity, may be entitled to seek to obtain injunctive relief to enforce the terms of this section.

14.    No Referral or Product Use Requirement Reporting. Client complies with all applicable laws and regulations (“Applicable Laws”) in specifying, participating in, or using the results of the Services, and endorses the principles and ethical standards promulgated by the Pharmaceutical Research and Manufacturers of America (PhRMA) known as the PhRMA Code on Interactions with Healthcare Professionals (and all revisions thereto). The Parties hereto intend to conduct any engagements under this Agreement in compliance with the American Medical Association’s Guidelines on Gifts to Physicians from Industry. The Parties hereto acknowledge that the compensation paid hereunder has been determined through good faith and arms-length negotiation to be the fair market value of the Services rendered. No amount paid or reimbursed hereunder is intended to be, nor shall it be construed as, an offer or payment made, whether directly or indirectly, to induce the referral of patients or members, to purchase, lease or order of any item or service, or the recommending or arranging for the purchase, lease or order of any item or service provided, manufactured or distributed by Client. Contractor further acknowledges and agrees that Client has the right to disclose any and all compensation paid to Contractor pursuant to Client’s obligations under any Applicable Laws and that Contractor will provide Client with any information with respect to payments and pass-through expenses under this Agreement required to fulfill Client’s reporting obligations under Applicable Laws.

15.    Governing Law; Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, that provision shall be severed and the remainder of this Agreement shall continue in full force and effect.

16.    Assignment; Benefit. This Agreement is for the Services to be provided by Contractor and may not be assigned by either Party, without prior written consent of the other Party. Notwithstanding the above, either Client or Contractor may assign or transfer its rights, duties and obligations as part of an acquisition or purchase of Client or Contractor, as the case may be, without the prior written consent of the other Party when the assignment is to an affiliate under common control. Any permitted assignment of this Agreement and the rights and/or obligations hereunder will be in writing (satisfactory in form and substance to the other Party), and any permitted successor or assignee will expressly assume this Agreement and any existing Work Order and the rights and obligations hereunder and thereunder. The Parties’ rights and obligation under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns.

17.    Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address to be sent by overnight delivery, the next business day or certified or registered mail, three days after the date of mailing.

If to Client: Adaptive Biotechnologies Corp. 1551 Eastlake Avenue East Suite 200 Seattle, WA 98102 Attention: General Counsel Fax: (206)	If to Contractor: ZS Associates, Inc. 400 South El Camino Real, Suite 1500, San Mateo, CA 94402, USA Attention: Steve Love, Principal Fax:

With a copy to: ZS Associates 1800 Sherman Avenue, Suite 700 Evanston, IL 60201 Fax: 847-492-3556 Attention: Senior Legal Counsel

18.    Insurance. Each Party undertakes to maintain appropriate levels of insurance in commercially reasonable amounts with financially capable carriers and/or through self-insurance programs as is customary in their respective industry for the programs and activities to be conducted by it and/or as a result of the Services and shall maintain adequate levels of insurance to satisfy its respective obligations under this Agreement Each Party shall provide the other Party with a certificate of insurance upon request.

19.    Use of Name, Press and News Releases. Each Party agrees not to use the name, emblem, logo or marks of the other Party to this Agreement in any advertising, press or news release, or other publication or public statement, nor disclose the existence of the relationship or the fact of this Agreement, without the prior written consent of the other Party, except as required by law.

20.    Complete Understanding/ Modification/ Counterparts. This Agreement (and any Work Order) constitutes the final, exclusive and complete understanding and agreement of Client and Contractor with respect to the subject matter hereof Any waiver, modification or amendment of any provision of this Agreement shall be effective only if in writing and signed by a Client officer. This Agreement (and any Work Order) may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same document, binding on all Parties notwithstanding that each of the Parties may have signed different counterparts. Signatures to this Agreement (including any Work Order) transmitted by fax, by electronic mail in “portable document format” (“.pdf’), or by any other electronic means intended to preserve the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

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Appendix A

Work Order No.

This Work Order dated as of                     ,          (this “Work Order”) between Adaptive Biotechnologies Corporation, on behalf of itself and its subsidiaries (“Client”), and (“Contractor”) is an addendum to the Master Services Agreement between Client and Contractor dated                     ,          (the “Agreement”). All of the terms and conditions of the Agreement, to the extent not expressly modified herein, are hereby incorporated into the terms and conditions of this Work Order as if set out in full herein.

Project Description:

The Services to be provided by Contractor under this Work Order shall be as set forth in the following attached document, which is incorporated herein by reference and made a part hereof:                      Insert name/title of attached proposal that describes the services and deliverables (the “Proposal”). If services include benefits conveyed to HCP participants, Contractor will provide to Adaptive Biotechnologies at the completion of the project: (i) what services/actions participants are being asked to provide; (ii) summary of agreed-upon compensation (e.g., estimated time spent by each participant x fair market value hourly rate); and (iii) a discussion of how HCP agreements will be handled (e.g., Client’s legal department will contract directly with participants or Contractor will have all participants sign an agreement in the form of the attached Exhibit A). For blinded market research, Contractor will not be required to provide Client’s legal department with a summary of participating HCPs or copies of their agreements. Such information will be required within a reasonable time of completing the Services for unblinded market research. As used herein, “unblinded market research” shall mean indirect payments or other transfers of value that qualify as an exclusion to reporting under the Federal Physician Payment Sunshine Act (42 CFR § 403.904 and the applicable state law, if any.

Timing for Performance and Completion:

Contractor shall use its best efforts to complete all Services under this Work Order in accordance with the performance schedule set forth in the Proposal and to complete final project reconciliation by                      Insert Completion Date.

Compensation and Payment Schedule:

As full and complete consideration for Contractor’s delivery of the Services in accordance with this Work Order and the Agreement, Contractor shall submit invoices to Client, and Client shall pay Contractor, as set forth in the Proposal and the Agreement. Unless otherwise agreed to by the Parties in a signed written amendment hereto, Client’s liability to Contractor for Services hereunder shall not exceed $         Insert Max dollar amount.

IN WITNESS WHEREOF, the Parties have caused this Work Order to be executed by their duly authorized representatives as of the date first set forth in this Work Order.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

Adaptive Biotechnologies Corporation		ZS Associates, Inc.

By:	/s/ Nancy L. Hill	By:	/s/ Steve Love

Name:	Nancy L. Hill	Name: Steve Love

Title:	SVP and GM, Research Products	Title: Principal

Exihibit 10.6

© 2017 ZS Associates – CONFIDENTIAL

FIRST AMENDMENT TO MASTER SERVICES AGREEMENT

THIS FIRST AMENDMENT TO MASTER SERVICES AGREEMENT (the “Amendment”) is entered into as of this 24th day of April 2017 between ZS Associates, Inc. (“Contractor”) and Adaptive Biotechnologies Corporation (“Client”).

WHEREAS, Contractor and Client are parties to that certain Master Services Agreement effective as of August 5th, 2015 (the “Agreement”) expiring on August 4th, 2017, and Contractor and Client desire to amend and extend the Agreement as follows.

NOW, THEREFORE, in consideration of the mutual promises as set forth below, Contractor and Client agree as follows:

1.	Defined Terms. Any capitalized term used herein but not defined shall have the meaning ascribed to such term in the Agreement.

2.

Amendment to Section 17 “Notices.” The subsection titled “With a copy to” of Section 17 of the Agreement is hereby amended by deleting the current office address listed for Contractor and replacing it with the following:

With a copy to:

ZS Associates

One Rotary Center

1560 Sherman Avenue, Suite 800

Evanston, IL 60201

Fax: +1 847 492 3606

Attention: Senior Legal Counsel

3.	Amendment to Section 6 “Term.” The first sentence of paragraph two of Section 6 of the Agreement is hereby deleted and replaced with the following:

“This Agreement shall expire four (4) years after the Effective Date or, if later, concurrently with the latest termination effective date or expiration date of any applicable Work Order.”

4.	Conflict. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

5.	Continuation of Agreement. Except as specifically amended by this Amendment all other terms and conditions of the Agreement shall continue in full force and effect.

6.	Counterparts. This Amendment may be signed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.

IN WITNESS WHEREOF, Contractor and Client have executed this Amendment as of the date set forth above.

ZS Associates, Inc.		Adaptive Biotechnologies Corporation

By:	/s/ Steve Love	By:	/s/ Susan Bobulsky

Name:	Steve Love	Name:	Susan Bobulsky

Title:	Principal	Title:	VP, clonoSEQ Commercialization, Marketing